Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 7, 2008

Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012

Media Contact: Kevin Moon, Marketing Director (805) 597-6197

Mission Community Bancorp Reports 2007 Results

(San Luis Obispo, CA) – Mission Community Bancorp (OTCBB: MISS), parent of Mission Community Bank, today reported full year 2007 net income of $765 thousand, or $0.91 per diluted share.  This compares to net income of $870 thousand, or $1.02 per diluted share, in 2006.  Net income for the fourth quarter of 2007 was $251 thousand, or $0.30 per diluted share, compared with $348 thousand, or $0.41 per diluted share, for 2006.

Total assets were $158 million as of December 31, 2007, approximately flat as compared with $158 million at year-end 2006.  Outstanding loans totaled $126 million, a $4 million, or 3%, increase over the prior year-end.  Deposits decreased $12 million, or 10%, over the same period to $112 million at the end of 2007.

About Mission Community Bancorp

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Arroyo Grande, San Luis Obispo, Paso Robles, a Business Banking Center in San Luis Obispo and a new branch office in Santa Maria to open in 2008.  A Department of the Treasury Certified Community Development Financial Institution, the bank has received several awards and grants for successfully meeting community needs in small business lending and development banking services, has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities, and is an SBA Preferred Lender.  For more information, visit www.MissionCommunityBank.com.

Forward-Looking Statements Disclosure

This news release includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this press release the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

#   #   #   #   #